Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement (No.333-144870) on Form S-8 of Lakeland Industries Inc. and subsidiaries of our report dated April 7, 2011, with respect to the consolidated financial statements of Lakeland Industries, Inc. and Subsidiaries as of January 31, 2011 for the year then ended, and the related financial statement schedule, which report appears in the January 31, 2011 annual report on Form 10-K of Lakeland Industries, Inc.

/s/ Warren, Averett, Kimbrough & Marino, LLP
Birmingham, AL
December 7, 2011